Exhibit (a)(1)(B)

FORM OF LAUNCH EMAIL

To:
From:	cphillips@tenonmed.com
Date:	Friday, April 8, 2024
Subject:	Launch of Stock Option Exchange

IMPORTANT NEWS — PLEASE READ IMMEDIATELY. SHOULD YOU CHOOSE TO PARTICIPATE IN THIS OPTION EXCHANGE, YOU MUST TAKE ACTION BY 11:59 P.M., EASTERN TIME, ON May 6, 2024.

Tenon Medical, Inc. (“Tenon,” “we,” “us” or “our”) is commencing a voluntary stock option exchange for restricted stock units program (the “Option Exchange”) today, April 8, 2024. You are receiving this email because you are currently eligible to participate and exchange certain outstanding stock options for replacement restricted stock units with modified terms (“Replacement RSUs”). As an eligible participant, we encourage you to carefully read the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”) as well as the other offering materials contained in the Schedule TO we are filing with the Securities and Exchange Commission today (collectively, the “Offering Materials”) on www.sec.gov. These materials will help you to understand the risks and benefits of the Option Exchange and its terms and conditions. These materials will also be posted on our website at (ir.tenonmed.com/financials/sec-filings).

OPTION EXCHANGE PROCEDURES

You will receive an email notification from DocuSign which contains a copy of the election form. If you choose to participate in the Option Exchange, in order to validly tender your eligible options, you must properly complete and sign the accompanying election form via DocuSign, which will be automatically forwarded to Tenon once submitted, so that we receive it before 11:59 p.m. Eastern Time, on May 6, 2024 (or such later date as may apply if the Offer is extended). For subsequent withdrawals, please deliver the properly completed and signed notice of withdrawal (attached to this email) so that we receive it before 11:59 p.m. Eastern Time, on May 6, 2024 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: cphillips@tenonmed.com. Once you have withdrawn Eligible Options, you may elect later to exchange the withdrawn Eligible Option grants again by notifying Colleen Phillips at cphillips@tenonmed.com and requesting and completing a new Election Form be sent to you via DocuSign so that we receive it before 11:59 p.m. Eastern Time, on May 6, 2024 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: cphillips@tenonmed.com.

ELIGIBILITY

The Option Exchange is open to Eligible Participants (as defined below) of outstanding options (the “Eligible Options”) to purchase shares of Tenon’s common stock, whether vested or unvested, that were issued under the Tenon Medical, Inc. Equity Incentive Plan or the Tenon Medical, Inc. 2012 Equity Incentive Plan.

An “Eligible Holder” refers to employees, non-employee directors and consultants that are employed or in service as of today and remain employed following the closing of the Offering Period (as described below).

EXCHANGE DETAILS

•        Exchange Ratio: Eligible Options may be exchanged on a 1:2 basis, or two stock options for one Replacement RSU.

•        Vesting: Replacement RSUs granted in exchange for Eligible Options will have the same vesting commencement date and vesting term as the options exchanged by the Eligible Participant, and the only differences in vesting schedules will be that (i) any monthly vesting schedule of the exchanged options will be replaced with a quarterly vesting schedule and (ii) if prior to the expiration of the Option Exchange a vesting date has occurred with respect to the exchanged option grant, the first vesting date for the unvested portion of such new RSUs will be three months from the last vesting date of such options. Each Eligible Participant’s vesting schedule for the RSUs it may receive for each of its Eligible Option grants is included in a Statement of Eligible Options attached to the election form included in the DocuSign email that will be sent to such Eligible Participant.

OFFERING PERIOD

Opens April 8, 2024.

Closes May 6, 2024, at 11:59 P.M., Eastern Time, unless we extend the expiration date.

HOW TO LEARN MORE

The offering period for the Option Exchange begins today. There are many things to consider when deciding whether or not to participate and we encourage you to carefully read the more detailed Offering Materials before deciding to participate. Please review the Schedule TO filed with the SEC today at www.sec.gov for more information and instructions on how to elect to participate, change a prior election and withdraw your election before the end of the offering period. If you choose to participate in the Option Exchange, for your initial election please use the election form that will be sent to via DocuSign email.

Tenon makes no recommendation as to whether you should participate in the Option Exchange. You must make your own decision whether to participate. We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange.

If you have any questions about the Option Exchange, please contact the Corporate Secretary at svandick@tenonmed.com or (408) 649-5761.

The Option Exchange is being made pursuant to the terms and conditions set forth in the Tenon Tender Offer Statement on Schedule TO, including the Offering to Exchange, and other related materials filed with the Securities and Exchange Commission and available to you free of charge at www.sec.gov and on our website at (ir.tenonmed.com/financials/sec-filings). You should read these written materials carefully because they contain important information about the Option Exchange, including risks related thereto.